AMENDMENT No. 1
DATED AS OF: MAY 20, 2009
TO MASTER LEASE AGREEMENT
DATED: AS OF FEBRUARY 26, 2009
THIS AMENDMENT NO. 1 (this “Amendment”), dated as of May 20, 2009 (“Effective Date”), is to that certain Master Lease Agreement, dates as of February 26, 2009 (the “Master Lease”) and is by and between CDM RESOURCE MANAGEMENT LLC, a Delaware limited liability company (“Lessee”), and CATERPILLAR FINANCIAL SERVICES CORPORATION, a Delaware Corporation (“Lessor”). Capitalized terms used herein and in the following recitals without definition shall have the meanings ascribed hereto in the Lease unless the context hereof shall otherwise require.

W I T N E S S E T H:

WHEREAS, Lessee and Lessor desire to amend the Master Lease to provide for monthly rental and the deposit with Lessor at the time of execution of each Schedule of one month’s rent.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, Lessee and Lessor each hereby agree as follows:

1.	The first sentence of the Master Lease is amended to read as follows:

The MASTER LEASE AGREEMENT (this “Master Lease”), dated as of February 26, 2009, is between Caterpillar Financial Services Corporation (“Lessor”), a Delaware corporation whose address is 2120 West End Avenue, Nashville, Tennessee 37203, and CDM Resource Management, LLC (“Lessee”), a Delaware limited liability company with a principal address of 20405 Tomball Pkwy, Suite 310, Houston, TX  77070.

2.	The second sentence of Section 4.1 of the Master Lease is amended to read as follows:

“The “Base Term” shall commence on the Base Term commencement Date and, unless terminated or extended as provided herein, shall end on the same day of the month as the Rent commencement Date at the end of One Hundred Twenty (120) months after the Rent Commencement Date.  Any Renewal Term will be as set forth in Section 5.3 hereof.”

3.	The first sentence of Section 4.2 of the Master Lease is amended to read as follows:

“Lessee hereby covenants, agrees, and promises to pay to Lessor monthly Rent, in arrears, plus applicable Taxes as increased from time to time in the amounts and pursuant to the terms and conditions of the applicable Schedule.  During the period from the Base Term Commencement Date to but excluding the Rent Commencement Date, Lessee shall pay daily Rent as specified in the applicable Schedule.  All such daily rent payments shall be due and payable on the Rent Commencement Date.”

The Master Lease is also hereby amended so that all references to “quarterly Rent” shall refer to “monthly Rent”.

4.	Appendix A to the Master Lease is hereby amended by adding a new definition number 43 reading as follows:

“4.3.  ‘Rent Commencement Date’ means (a) if the Base Term commencement Date occurs during the period commencing on the first (1st) day of a  month and ending on the fourteenth (14th)  day of such month, the fifteenth (15th) day of such month; and (b) if the Base Term Commencement Date occurs during the period commencing on the fifteenth (15th) day of a month and ending on the last day of such month, the fifteenth (15th) day of the calendar month following the month in which the Base Term Commencement Date occurs.”

Appendix A to the Master Lease is also hereby amended so that definition numbers following number 43 are increased by one.

5.	There is added at the end of Section 4 of the Master Lease a new Section 4.5 reading as follows:

 “4.5  Escrow.  As security for its obligations under each Lease, upon execution of such Lease, Lessee shall deliver to Wells Fargo Bank, National Association or another escrow agent reasonably acceptable to Lessor, one month’s Rent, which will be held in an escrow account in accordance with the terms of any escrow agreement (“Escrow Agreement”)  in form and substance reasonably acceptable to Lessor until all Lessee’s obligations under such Lease are satisfied.  Subject to the terms and conditions set forth in the Escrow Agreement, Lessor may apply any funds in such escrow account, at Lessor’s option, against any amounts due under the Lease and shall return any remaining portion of such escrowed amount to Lessee upon termination of the Lease, provided Lessee is not in default hereunder.  Interest, if any, on any funds placed in escrow pursuant to this Section 4.5 shall accrue solely to Lessee’s benefit.”

6.	The first sentence of Section 10.5 Total Debt to EBITDAR is deleted and replaced with the following:

“The Ratio of Lessee’s Total Debt to EBITDAR shall be less than or equal to Four to One (4:1) tested with respect to the preceding twelve months on the basis of each quarterly financial statement delivered to Lessor pursuant to Section 10.1 hereof.”

7.
Section 15.2  Remedies is hereby amended by (a) deleting the words “and/or” which currently appear in the fifteenth line of section and (b) adding the flowing text at the end of the second sentence of the section:

“;and/or (g) Lessor may request and receive payment of all or a portion of the funds held pursuant to the Escrow Agreement under the terms and conditions set forth in the Escrow Agreement.”

8.
Section 5.2 is hereby amended by inserting the words “the Rent payment due on such date” between the words “(24.15%) of Lessor’s Cost set forth on the Schedule together with” and the words “all other amounts due under such Schedule”, it being the intention of the parties that the purchase option payment by Lessee shall include the Rent payment due on the last day of the Base Term.

9.	Except as expressly amended hereby, the Master Lease shall otherwise continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

By: ________________________	By: Regency Gas Services, LP, its sole member

Name: ______________________	By: Regency OLP GP LLC, its general partner

Title: ______________________	By: /s/ Byron R. Kelley

Name: Byron R. Kelley

Title: Chairman and Chief Executive Officer